Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

January 31, 2024

The Board of Directors

Safe & Green Holdings Corp.

990 Biscayne Blvd., Suite 501

Miami, Florida 33132

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Safe & Green Holdings Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (“Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof relating to the registration for resale, under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), by the entities named in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of 3,510,302 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), comprising the following:

1. up to 2,835,302 shares of Common Stock (the “Debenture Shares”) issuable upon the conversion of the Company’s $650,000 in principal amount 8% convertible debenture (the “Debenture”) issued to Peak One Opportunity Fund, L.P. (“Peak One”);

2. up to 375,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of the warrant (“Warrant”) issued to Peak One Investments, LLC (“Peak One Investments”) pursuant to the terms of that certain Securities Purchase Agreement, dated January 11, 2024 (the “Securities Purchase Agreement”), between the Company and Peak One; and

3. 300,000 shares of Common Stock (“First Tranche Commitment Shares”) , of which 250,000 shares were issued to Peak One Investments and 50,000 shares were issued to Peak One upon the execution of the Securities Purchase Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Securities Purchase Agreement; (iii) the Debenture; (iv) the Warrant; (v) resolutions adopted by the Board of Directors of the Company (the “Board”); (vi) the amended and restated certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”); (vii) the amended and restated bylaws of the Company (the “Bylaws”); and (viii) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. We have also assumed that the Company will, at the time of any issuance of the Shares have a sufficient number of authorized but unissued shares of Common Stock pursuant to its Certificate of Incorporation to so issue the relevant number of Shares.

Based upon the foregoing, it is our opinion that:

1. The Debenture Shares have been duly and validly authorized for issuance and, when issued by the Company and delivered by the Company upon the valid conversion of the Debenture, in accordance with and in the manner described in the Registration Statement, the Securities Purchase Agreement and the Debenture, the Debenture Shares will be validly issued, fully paid and non-assessable.

2. The Warrant Shares have been duly and validly authorized for issuance and, when issued by the Company and delivered by the Company and upon the valid exercise of the Warrants and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, the Securities Purchase Agreement and the Warrant, will be validly issued, fully paid and non-assessable.

3. The First Tranche Commitment Shares are validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Company’s Registration Statement relating to the issuance and sale of the Shares. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP